EXHIBIT 99.1

Press Release
For Immediate Release

Las Vegas Sands Closes $1.3 Billion Sale of Sands Bethlehem

Las Vegas, NV May 31, 2019 - Las Vegas Sands Corp. (NYSE: LVS) announced today that the company has completed the sale of Sands Bethlehem in Pennsylvania. Wind Creek Hospitality, an affiliate of the Poarch Band of Creek Indians of Alabama, purchased the property for a total enterprise value of $1.3 billion.

“We are pleased to have completed the sale of Sands Bethlehem. On behalf of our entire company, I would like to thank every Sands Bethlehem team member - many of whom had been with us since the day the property opened in 2009 - for their dedication and professionalism. We wish them continued success,” said Sheldon G. Adelson, the company’s chairman and chief executive officer. “The sale represents an important milestone in our company’s long-term strategy and allows us to focus on what we do best - large-scale, tourism-enhancing integrated resort development and returning capital to shareholders. Whether it is through the development of The Londoner in Macao, expansion of our footprint at Marina Bay Sands in Singapore or by aggressively pursuing a very promising opportunity in Osaka, Japan, we are focused on delivering projects that bring positive economic benefit to our host communities and provide strong returns for our shareholders.”

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Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, the uncertainty of whether new development, construction and ventures will proceed on a timely basis, or at all, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

About Las Vegas Sands Corp. (NYSE: LVS)

Las Vegas Sands is the world’s pre-eminent developer and operator of world-class Integrated Resorts. We deliver unrivaled economic benefits to the communities in which we operate.

LVS created the meetings, incentives, convention and exhibition (MICE)-based Integrated Resort. Our industry-leading Integrated Resorts provide substantial contributions to our host communities including growth in leisure and business tourism, sustained job creation and ongoing financial opportunities for local small and medium-sized businesses.

Our properties include The Venetian Resort and Sands Expo in Las Vegas and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., we have developed the largest portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of serving people, planet and communities. We deliver a great working environment for 50,000 team members worldwide, drive social impact through the Sands Cares charitable giving and community engagement program and lead in environmental performance through the award-winning Sands ECO360 global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:
Daniel Briggs
(702) 414-1221

Media:
Ron Reese
(702) 414-3607